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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1. E*TRADE Securities, Inc., incorporated in the State of California.

2. E*TRADE Capital, Inc., incorporated in the State of California.

3  E*TRADE Asset Management, Inc., incorporated in the State of Delaware.

4. E*TRADE Global Ltd, incorporated in Bermuda.

5. E*TRADE International Ltd, incorporated in Bermuda.

6. ClearStation, Inc., incorporated in the State of California.

7. TIR (Holdings) Limited, incorporated in the Cayman Islands.